UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

October 28, 2010
Date of Report (date of earliest event reported)

MICRON TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-10658	75-1618004
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8000 South Federal Way
Boise, Idaho  83716-9632
(Address of principal executive offices)

(208) 368-4000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 8.01.      Other Events.

On October 28, 2010, the Company entered into separate privately negotiated agreements with certain holders of its 1.875% Convertible Senior Notes due 2014 (the “2014 Notes”) to exchange in a private placement (the “Exchange Transaction”) $175.0 million in aggregate principal amount of the 2014 Notes for $175.0 million in aggregate principal amount of new 1.875% Convertible Senior Notes due 2027 (the “New Notes”) of the Company.

In addition to the Exchange Transaction, the Company also entered into separate privately negotiated agreements with certain holders of its 2014 Notes to repurchase $175.9 million in aggregate principal amount of the 2014 Notes for $170.6 million in cash (the “2014 Notes Repurchase”).  The Exchange Transaction and the 2014 Notes Repurchase will together retire $350.9 million in aggregate principal amount of the 2014 Notes.

The Company also entered into separate privately negotiated agreements with certain holders of its 4.25% Convertible Senior Notes due 2013 (the “2013 Notes”) to repurchase $91.1 million in aggregate principal amount of the 2013 Notes for $166.5 million in cash (the “2013 Notes Repurchase”).

The Company expects that the issuance of New Notes in the Exchange Transaction, the 2014 Notes Repurchase and the 2013 Notes Repurchase will each close on November 3, 2010.

The New Notes will have an interest rate of 1.875% per year, payable in cash semi-annually in arrears on June 1 and December 1 of each year, beginning June 1, 2011.  The New Notes will mature on June 1, 2027, unless earlier repurchased or converted.  The New Notes will have an initial conversion rate of 91.7431 shares of the Company’s common stock, par value $0.10 per share (“Common Stock”), per $1,000 principal amount of New Notes, subject to adjustment, and will be convertible into (a) cash up to the aggregate principal amount of New Notes, and (b) shares of the Company’s Common Stock or cash, at the Company’s election, for the remainder, if any, of the Company’s conversion obligation.  Prior to March 1, 2027, such conversion will be subject to the satisfaction of certain conditions set forth in the indenture for the New Notes.  Holders of the New Notes who convert their New Notes in connection with a make-whole change in control (as defined in the indenture for the New Notes) will, under certain circumstances, be entitled to a make-whole premium in the form of an increase in the conversion rate.  Additionally, (i) in the event of a change in control or (ii) on June 1, 2017, holders of the New Notes may require the Company to repurchase all or a portion of their New Notes at a repurchase price equal to 100% of the principal amount of New Notes, plus accrued and unpaid interest, if any, to, but excluding, the applicable repurchase date.  The Company may elect to redeem all or any portion of the New Notes on or after June 1, 2014, at a redemption price equal to 100% of the principal amount of New Notes, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

The Company may elect to terminate the conversion right of the New Notes if the daily volume weighted average price of the Company’s Common Stock is greater than or equal to 130% of the conversion price for at least 20 trading days during any 30 consecutive trading day period.
If the Company terminates the conversion right prior to June 1, 2014, each holder whose New Notes are converted prior to such termination of the conversion right will receive an additional make-whole payment in an amount equal to the aggregate amount of unpaid interest payments that would have been payable on the converted New Notes from the last day through which interest was paid on the New Notes to, but excluding, June 1, 2014.  Subject to the terms and conditions of the indenture for the New Notes, the Company may, at its election, deliver shares of Common Stock in lieu of cash with respect to this make-whole payment.

On October 28, 2010, the Company issued a press release with respect to the issuance of New Notes in the Exchange Transaction, the 2013 Notes Repurchase and the 2014 Notes Repurchase. A copy of this press release is attached as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are filed herewith:

Exhibit No.	Description
99.1	Press Release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICRON TECHNOLOGY, INC.

Date: October 28, 2010	By:	/s/ Ronald C. Foster
	Name:	Ronald C. Foster
	Title:	Vice President of Finance and
Chief Financial Officer

INDEX TO EXHIBITS FILED WITH

THE CURRENT REPORT ON FORM 8-K DATED October 28, 2010

Exhibit No.	Description
99.1	Press Release